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                                                                   EXHIBIT 10.32


[LOGO OF iASIA WORKS]                                [LETTERHEAD OF iASIA WORKS]


May 15, 2001


Mr. Jon Engman
3515 Monterey Ct. NE
Newcastle, WA 98056


Dear Jon,

On behalf of iAsiaWorks, ("The Company"), it gives me great pleasure to offer you the position of Chief Financial Officer. You will be reporting directly to Jonathan Beizer, the Chief Executive Officer of the Company. During your employment, you agree to devote your full business time, energy and skill to your duties at the Company. You will be responsible for administering and overseeing, on a worldwide basis, all financial operations and implementing policies and procedures as appropriate. You will also have those responsibilities and duties consistent with duties customarily performed by a Chief Financial Officer, as designated to you by either the Chief Executive Officer or the Board of Directors, or as assigned to you by the Chief Executive Officer or the Board of Directors from time to time.

Since we are eager for you to join us, we would like you to begin on or before May 28, 2001.

Your main terms and conditions are set out in this document. These, and the Company's Policies & Procedures, which you will receive, by way of our Team Member Manual, upon your start of employment, form the further and particulars to your employment with the Company. Accordingly, the main terms are as follows:

1.  Base Salary


    Your starting annual gross salary will be $210,000.00, less applicable withholdings and deductions (hereinafter "Salary") in accordance with the Company's payment policy. Upon your start of employment, you should refer to the Team Member Manual to learn more about the Company's policies and practices associated with performance and compensation reviews. The Company pays salaries on a semi-monthly basis, and as such there are 24 pay periods for each full year of business.

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       Direct deposit of your Salary can be arranged by the Company into your nominated bank account(s).

[LOGO] Place of Employment

       It is intended that during your employment with the Company you will be based in the Company's Burlingame, California office, however, it is understood that you shall travel as the Company may from time to time reasonably require. Additionally, the Company reserves the right to alter your place of employment by providing you with as much advance notice as is practicable and not necessarily with any form of compensation for such a change.

3.     Bonus

       Annual Bonus. Starting for the one (1) year period beginning May 29, 2001
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       and ending May 28, 2002, and each one (1) year period thereafter, you will be eligible to earn a Bonus of up to twenty-five percent (25%) of your Salary based upon your achievement of personal and Company milestones mutually agreed upon by you, the Chief Executive Officer and the Compensation Committee of the Board of Directors within the first sixty (60) days of your employment and annually thereafter. In the event that mutual agreement upon the milestones cannot be reached within the sixty (60) day period in question, the decision of the Chief Executive Officer and Compensation Committee thereafter in establishing such milestones will be final and conclusive.

4.     Stock Options

       You will be granted an option to purchase 300,000 shares of iAsiaWorks' common stock at the price in effect at time of approval of such grant by the Board of Directors of the Company (the "Option"). The Option shall be subject to the terms of the notice of grant and the Company's standard stock option agreement, which you must execute as a condition of grant. The vesting schedule shall be as follows: twenty-five percent (25%) of the shares subject to the Option shall vest one (1) year from the Vesting Commencement Date (as set forth herein), and one-thirty-sixth (1/36/th/) of the then remaining unvested shares, subject to the option, shall vest each month thereafter, so that all shares shall be vested forty-eight
       (48) months after the Vesting Commencement Date. For purposes of this Agreement, "Vesting Commencement Date" shall be the first day of full-time employment with the Company. Define cause as conviction of felony, stealing or unethical behavior

       Termination Due to Death or Disability. If your employment is terminated
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       due to death or Disability, then you, or your estate, will receive: (A)
       your Base Salary through the date of termination; and (B) payment for unused vacation earned through the date of termination.

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[LOGO]  Termination Following a Change In Control. If, within one year
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        following a "Change of Control," you resign for "Good Reason" or are terminated by the Company, or any successor entity, without cause then you shall immediately receive acceleration of twelve (12) months of your then unvested shares of the Option and a lump-sum severance payment equal to six (6) months of your Salary.

        Termination Outside of a Change of Control. If the Company terminates
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        your employment "Without Cause" other than within one-year of a Change of Control, then you shall be entitled to receive a lump-sum severance payment equal to six (6) months of your Salary; provided, however, that if (A) the Company fails, within three (3) months of your joining the Company, to either (i) obtain financing which results in the Company raising funds of $60,000,000 or more, which is considered a (ii) being in a fully-funded position with respect to the current business plan, or
        (ii) enters into a strategic relationship which brings to the Company access to funds of $60,000,000 or more; and (B) subsequent to the failure to satisfy the condition of either (A) (i) or (A) (ii) above terminates you "Without Cause," then you shall be entitled to receive, in lieu of any other payment from the Company, a lump-sum severance payment equal to three (3) months of your Salary.

        Change of Control.   For all purposes under this Agreement, "Change of
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        Control" shall mean (i) a merger or consolidation in which securities possessing at least fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to one entity different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

        Termination for Cause.  For all purposes under this Agreement, a
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        termination of your employment by the Company for "Cause" shall mean a good faith determination by the Company's Board of Directors that your employment be terminated for any of the following reasons: (i) misconduct which damages the Company; (ii) misappropriation of the assets of the Company; (iii) conviction of, or a plea of "guilty" or "no contest" to a felony under the laws of the United States or any state thereof; or (iv) continued unsatisfactory performance after written notice from the Chief Executive Officer and a reasonable opportunity to cure. A termination of your employment by the Company in any other circumstances or for any other reason, except a termination due to Disability or death, will be a termination by the Company Without Cause.

        Good Reason. For all purposes under this Agreement, "Good Reason" for
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        your resignation will exist if you resign within ninety (90) days of a change in your position with the Company, or a successor company, which results in a reduction in Salary or materially reduces your duties or level of responsibility, provided that such reduction or change is effected by the Company without your written consent. A resignation under any other circumstance or for any other reason will be a resignation without "Good Reason."

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[LOGO]  Disability. For all purposes under this Agreement, "Disability" means
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        your inability to carry out your material duties under this Agreement for more than six (6) months in any twelve (12) consecutive month period as a result of incapacity due to mental or physical illness or injury.

        Employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

5.      PTO & Holiday Entitlement

        You will be entitled to fifteen 15 paid-time-off (PTO) days in your first year of employment, provided you work full-time throughout this period. Accrual for paid time off begins as your start date of employment with the Company. Accrual works from the basis of completed pay-periods. In order to accrue a full pay period's rate of personal paid time off, you must have worked the full duration of said pay period. The Company also operates a rising scale PTO accrual system for two (2) years of service or more.

        The Company also pays for eleven (11) public holidays per year. These days are outlined in the Company's Team Member Manual. Sick leave will be provided in accordance with the Company's policies.

6.      Health Plans and Flexible Benefits Plan

        The first of the month following 30 days from your date of hire, you will be eligible to participate in the Company's Health Plan, covering Medical, Dental and Vision insurance. Plan documentation will be provided to you at the start of your employment, as well as associated enrollment documentation.

        As of October 1, 2000 a Flexible Benefits Plan is provided by the Company, based on the rules as governed by the IRS. The Flexible Benefits Plan provides you with opportunities to set aside tax-free earnings for certain insurance plan premium(s), as well as for out-of-pocket expenses related to certain Medical and Dependent care costs not covered through insurance plans.

7.      401(k)

        As of your start date, you will be eligible to join the Company's 401(k) Plan. Details of this plan and the options for investments and investment planning can be obtained on your first day of employment.

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8.     Other Benefits


[LOGO] The Company offers a generous range of diverse benefits. Highlights of additional benefits to those identified above that you will enjoy through your employment with the Company follow.

       .    Accidental Death & Dismemberment Insurance
       .    Life Insurance
       .    Long-term and Short-term Disability Insurance (Short-term Disability
            Insurance is effective as of October 1, 2000)
       .    Tuition Reimbursement for qualifying team members
       .    Team member Referral Program
       .    Team member Discounts for certain, specified items

       Our Team Member Manual shows the full range of benefits for employment with the Company and stipulates all eligibility and other qualifying factors. For insurance-based benefits, you are encouraged to consult the specific plan description document for full terms and conditions.


9.     Travel Allowance and Expenses

       All reasonable expenses required to live and travel and perform your duties as Chief Financial Officer will be reimbursed by the company. In addition to the foregoing expenses, the Company agrees to pay the following reasonable expenses, in compliance with its standard policies, until the earlier of (i) your permanent move from Seattle, Washington to the San Francisco/Bay Area in California or (ii) five (5) months from the Vesting Commencement Date (the "Reimbursement Period"):

            . Weekly round-trip, economy class airline tickets between San Francisco, CA and Seattle, WA;

            . Two round-trip, economy class airline tickets between Seattle, WA and San Francisco, CA for your spouse for the purpose of searching for housing in the San Francisco/Bay Area;

            . Temporary housing expenses, which may be reflected by either a temporary apartment arrangement or hotel expenses during the Reimbursement Period; and

            . Car rental payments, including applicable insurance, during the Reimbursement Period.

       If any of these allowances or expenses are deemed taxable to you for Federal or State Income Tax purposes, then the Company will provide you with additional compensation to cover any tax liability owed, so that the effect of such

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[LOGO]   allowances or expenses is tax neutral to you. The additional compensation will be provided should there be additional tax liability to you.

10.      Insurance

         The Company shall, to the extent permitted by law, include you, so long as you are still employed by the Company, under any directors and officers' liability insurance policy maintained by the Company for its directors and officers. The coverage shall be at least as favorable to you in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions occurring during your employment with the Company or with any affiliated company. Please be advised that during your employment with the Company you will be deemed a Section 16 officer and will be subject to the applicable rules and regulations.

11.      Housing Allowance and Car Assistance

         The Company has determined that, for the first four (4) months following the Reimbursement Period (the "Initial Housing Allowance Period"), you shall be entitled to receive, while residing in the San Francisco/Bay Area, a maximum monthly housing allowance in the amount of $6,500 per month, net of taxes (the "Initial Housing Allowance"); i.e., the Company will provide you with additional compensation to cover the incremental Federal and State Taxes that accrue to you as a result of this housing allowance so that its effect is tax neutral to you. Immediately following the Initial Housing Allowance Period, for the next eight (8) months (the "Subsequent Housing Allowance Period," which, together with the Initial Housing Allowance Period, the "Allowance Period") you shall be entitled to receive, while residing in the San Francisco/Bay Area, a maximum monthly housing allowance in the amount of $4,000 per month, net of taxes (the "Subsequent Housing Allowance," which, together with the Initial Housing Allowance, the "Housing Allowance"). The Company acknowledges, and you agree, that the intent of the Housing Allowance is to ensure that you are in no worse or better position financially, with respect to housing, than you would be absent your relocation and decision to join the Company. In light of the foregoing, the Housing Allowance will be adjusted downward, net of taxes, if the difference between your current mortgage and your monthly housing cost after relocation (the "Housing Differential") is less than $4,000. If the Housing Differential is less than $4,000, then the Housing Allowance will equal the Housing Differential plus $2,500 (net of taxes) during the Initial Housing Allowance Period and will equal the Housing Differential in the Subsequent Housing Allowance Period. For illustration purposes, if your current mortgage is $3,000 and your monthly rent after relocation is $6,000 for comparable housing, then your Housing Allowance will equal $5,500, net of taxes, in the Initial Housing
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        Allowance Period and will equal $3,000 in the Subsequent Housing
        Allowance Period.

[LOGO] For clarification purposes, it is understood and agreed that after the Allowance Period, you shall no longer be entitled to receive a housing allowance from the Company. If you are terminated Without Cause at any point during the Allowance Period, the Company agrees to pay you for your actual housing expenses, which payments shall not exceed $4,000 per month, net of taxes, and shall be supported by documentation provided by you to the Company, from the date of such termination until the end of the Allowance Period. Notwithstanding the foregoing, the Company shall also grant you a housing deposit allowance (the "Housing Deposit Allowance"), of up to $10,000, which shall be utilized solely for the purpose of providing your landlord a housing deposit pursuant to the terms of your lease agreement. Please be advised that typically under California Law, a lease deposit may not exceed two (2) months rent. You shall provide the Company with appropriate documentation evidencing the amount of such Housing Deposit Allowance. Upon the earlier of (i) the end of the term of your lease; or (ii) one (1) year following the Allowance Period, you shall remit back to the Company the full amount of the Housing Deposit Allowance. The provisions of this paragraph 11 shall not be applicable if, subsequent to the Reimbursement Period, you and your family have not permanently relocated to the San Francisco/Bay Area, however, each of you and the Company agree that if such a situation were to arise, both parties will negotiate in good faith to reach an alternative arrangement with respect to relocation and housing allowances.

12.     Relocation

        To facilitate your relocation, you will be entitled to receive a reimbursement of up to $30,000 for the actual costs associated with your move, including the following:

        . All reasonable costs incurred in relation to Employee's move to the San Francisco/Bay Area in California, whether incurred before or after the date of this Agreement;

        .    Removal and Relocation of Households Goods; and

        . Travel to Relocate (including, but not limited to, one-way economy class tickets for the purpose of relocation for the number of family members involved or, if you decide to relocate via ground transportation, gas mileage and all reasonable lodging and food expenses incurred during the trip).

        If any part of the reimbursement is deemed taxable to you for Federal or State Income Tax purposes, then the Company will provide you with additional compensation to cover any tax liability owed, so that the effect of such reimbursement is tax neutral to you. The additional compensation will be provided should there be additional tax liability to you.

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[LOGO]   You must retain for your records, and for documentation to be provided to the Company in connection with the reimbursement of these relocation expenses, all receipts related to your move. In addition to the foregoing, the Company also agrees to pay any fees incurred during the Allowance Period directly associated with your transfer and/or registration of any automobiles in the State of California.

13. Proprietary and Confidential Information Your acceptance of this offer is contingent upon the execution of the Company's Proprietary Inventions and Information Agreement ("PIIA"), a copy of which is attached hereto as Exhibit A. Within five days of the commencement of your employment, you will execute the Company's standard form of PIIA, providing for your trade secret protection of the Company's proprietary and confidential information.


14. Non-Compete and Outside Activities. You agree that, while serving as a full-time employee of the Company, you will not engage in any activities which are not in the best interests of or are in competition with the Company.

15. Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this offer letter, or any claims arising out of or relating to this offer letter or the breach thereof or with your employment with the Company, will be submitted to and settled by final and binding arbitration in Palo Alto, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the "Rules") then in effect. Any arbitrator shall be selected pursuant to such Rules and judgment upon the aware rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Should you wish to accept this offer of employment, I would ask you to sign and date below in confirmation of your understanding and agreement to the terms set out herein. Once you have done so, please return a copy with your signature to me so that we can begin work on making your transition here a most successful one. You should keep the other copy for your personal files.

You understand that this agreement does not constitute an employment contract and that your employment is at-will. This means that you do not have a contract of employment for any particular duration or limiting the grounds of your termination in any way. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. You understand that while personnel policies, programs and procedures may exist and be changed from time to time, the only time your at-will status could be changed is if you were to enter into an express written contract with the Company explicitly promising you job security, containing the words "This is an express contract of employment", and dually signed by an Officer of the Company. The above and following

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[LOGO] language contains our entire agreement about your at-will status and there are no oral or side agreements of any kind in relation to your employment status with the Company. Jon, we all feel that you are an outstanding candidate who will fit in well with iAsiaWorks' culture and have the skills and drive to help move the Company along on the growth path we have chartered to date. We all greatly look forward to working with you. Please do not hesitate to contact me if you should have any questions.


                                      Regards,

                                      /s/ Jonathan Beizer

                                      Jonathan Beizer
                                      Chief Executive Officer

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[LOGO] I am pleased to accept this position under the above terms and acknowledge that I shall receive a copy of the Company's Team Member Manual, on which my employment is further contingent, on my first day of employment.

       I also note that I will attend new-hire orientation, where I will learn more about the Company's Benefits Program, as well as receive and complete enrollment documentation and other forms of employment documentation. I also note that I should bring the following items with me to my orientation:

       .    The original, hard-copy, signed version of this Offer Document.
       .    Necessary documents indicating my status to work in the U.S.
       .    My bank details for direct deposit of pay; including a blank/voided check.
       .    Details of any of my dependents who I may wish to cover under the
            Company's Benefit Program - Full Names, Social Security Numbers,
            Dates of B irth.
       .    Details of any beneficiaries (Primary and Secondary) who I may wish to indicate for Life Insurance Cover purposes - Full Names, Social
            Security Numbers and Current Full Addresses of Residence.


       Signed:  /s/ Jon Engman
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       Print Name:  Jon Engman
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       Date of Signature: 5/29/01
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       Vesting Commencement Date:  May 29, 2001
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